                                                         EXHIBIT 10.10

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 LOAN AGREEMENT



                                     between



                       TOLEDO-LUCAS COUNTY PORT AUTHORITY



                                       and


                  ENVIRONMENTAL PURIFICATION INDUSTRIES COMPANY



                       ----------------------------------

                                   $5,745,000
                       Toledo-Lucas County Port Authority
                            Development Revenue Bonds
                           (Northwest Ohio Bond Fund)
                                  Series 1989D

                       ----------------------------------



                                      Dated


                                      as of


                                December 15, 1989


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                            Squire, Sanders & Dempsey
                                  Bond Counsel

                                      INDEX

             (This Index is not a part of the Series 1989D Agreement
                but rather is for convenience of reference only.)

                                                                            Page
                                                                            ----
Preambles. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

                                    ARTICLE I
                                   DEFINITIONS

Section 1.1    Use of Defined Terms. . . . . . . . . . . . . . . . . . . .    2
Section 1.2    Definitions . . . . . . . . . . . . . . . . . . . . . . . .    2
Section 1.3    Interpretation. . . . . . . . . . . . . . . . . . . . . . .    9
Section 1.4    Captions and Headings . . . . . . . . . . . . . . . . . . .    9

                                   ARTICLE II
                                 REPRESENTATIONS

Section 2.1    Representations of the Issuer . . . . . . . . . . . . . . .    10
Section 2.2    Representations and Covenants of the
                 Contracting Party . . . . . . . . . . . . . . . . . . . .    10
Section 2.3    Actions under Section 144(a)(4) of the Code . . . . . . . .    14

                                   ARTICLE III
                     COMPLETION OF THE SERIES 1989D PROJECT;
                       ISSUANCE OF THE SERIES 1989D BONDS

Section 3.1    Acquisition, Construction, Installation,
                 Equipping and Improvement . . . . . . . . . . . . . . . .    16
Section 3.2    Plans and Specifications. . . . . . . . . . . . . . . . . .    17
Section 3.3    Issuance of the Series 1989D Bonds;
                 Application of Proceeds . . . . . . . . . . . . . . . . .    17
Section 3.4    Disbursements from the Series 1989D
                 PF Account. . . . . . . . . . . . . . . . . . . . . . . .    17
Section 3.5    Contracting Party Required to Pay Costs in Event
                 Series 1989D PF Account Insufficient. . . . . . . . . . .    20
Section 3.6    Completion Date . . . . . . . . . . . . . . . . . . . . . .    21
Section 3.7    Investment of Fund Moneys . . . . . . . . . . . . . . . . .    21
Section 3.8    Rebate Fund . . . . . . . . . . . . . . . . . . . . . . . .    22

                                   ARTICLE IV
                     LOAN BY ISSUER; REPAYMENT OF THE LOAN;
                   FINANCING PAYMENTS AND ADDITIONAL PAYMENTS

Section 4.1    Loan Repayment; Delivery of Notes . . . . . . . . . . . . .    23
Section 4.2    Additional Payments . . . . . . . . . . . . . . . . . . . .    24
Sertion 4.3    Place of Payments . . . . . . . . . . . . . . . . . . . . .    24
Section 4.4    Obligations Unconditional . . . . . . . . . . . . . . . . .    25

                                                                            Page
                                                                            ----
Section 4.5    Assignment of Agreement and Revenues. . . . . . . . . . . .    25
Section 4.6    Application of Certain Moneys . . . . . . . . . . . . . . .    25

                                    ARTICLE V
                       ADDITIONAL AGREEMENTS AND COVENANTS

Section 5.1    Right of Inspection . . . . . . . . . . . . . . . . . . . .    26
Section 5.2    Lease or Grant of Use by Contracting Party. . . . . . . . .    26
Section 5.3    Contracting Party to Maintain its Existence;
                 Sales of Assets or Mergers. . . . . . . . . . . . . . . .    26
Section 5.4    Books and Records; Financial Statements . . . . . . . . . .    27
Section 5.5    Indemnification . . . . . . . . . . . . . . . . . . . . . .    28
Section 5.6    Contracting Party Not to Adversely Affect
                 Exclusion from Gross Income of Interest on
                 Series 1989D Bonds. . . . . . . . . . . . . . . . . . . .    30
Section 5.7    Litigation Notice . . . . . . . . . . . . . . . . . . . . .    30
Section 5.8    Officers. . . . . . . . . . . . . . . . . . . . . . . . . .    30
Section 5.9    Removal of Series 1989D Project Facilities. . . . . . . . .    30

                                   ARTICLE VI
                        PREPAYMENT OF FINANCING PAYMENTS

Section 6.1    Optional Prepayment . . . . . . . . . . . . . . . . . . . .    31
Section 6.2    Prepayment of Financing and Additional Payments . . . . . .    31
Section 6.3    Financing Payment Abatement . . . . . . . . . . . . . . . .    31
Section 6.4    Redemption of Bonds . . . . . . . . . . . . . . . . . . . .    32
Section 6.5    Extraordinary Optional Prepayment . . . . . . . . . . . . .    32
Section 6.6    Mandatory Redemption. . . . . . . . . . . . . . . . . . . .    34

                                   ARTICLE VII
                         EVENTS OF DEFAULT AND REMEDIES

Section 7.1    Events of Default . . . . . . . . . . . . . . . . . . . . .    35
Section 7.2    Remedies on Default . . . . . . . . . . . . . . . . . . . .    37
Section 7.3    No Remedy Exclusive . . . . . . . . . . . . . . . . . . . .    38
Section 7.4    Agreement to Pay Attorneys' Fees and Expenses . . . . . . .    38
Section 7.5    No Waiver . . . . . . . . . . . . . . . . . . . . . . . . .    38
Section 7.6    Notices of Default. . . . . . . . . . . . . . . . . . . . .    38

                                  ARTICLE VIII
                                  MISCELLANEOUS

Section 8.1    Term of Agreement . . . . . . . . . . . . . . . . . . . . .    39
Section 8.2    Notices . . . . . . . . . . . . . . . . . . . . . . . . . .    39
Section 8.3    Extent of Covenants of the Issuer; No Personal Liability. .    39

                                                                            Page
                                                                            ----
Section 8.4    Binding Effect. . . . . . . . . . . . . . . . . . . . . . .    39
Section 8.5    Amendments and Supplements. . . . . . . . . . . . . . . . .    40
Section 8.6    Execution Counterparts. . . . . . . . . . . . . . . . . . .    40
Section 8.7    Severability. . . . . . . . . . . . . . . . . . . . . . . .    40
Section 8.8    Governing Law . . . . . . . . . . . . . . . . . . . . . . .    40

Signatures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41

Exhibit A - SERIES 1989D PROJECT NOTE

Exhibit B - SERIES 1989D PROJECT FACILITIES

Exhibit C - SERIES 1989D PROJECT SITE

Exhibit D - FORM OF DISBURSEMENT REQUEST

Exhibit E - FINANCING PAYMENT

                                 LOAN AGREEMENT


     THIS LOAN AGREEMENT made and entered into as of December 15, 1989, between the TOLEDO-LUCAS COUNTY PORT AUTHORITY, a port authority and political subdivision duly organized and validly existing under the laws of the State, and ENVIRONMENTAL PURIFICATION INDUSTRIES COMPANY, a general partnership duly organized and validly existing under the laws of the State, under the following circumstances summarized in the following recitals (the capitalized terms not defined in the recitals being used therein as defined in Article I hereof):

     A. Pursuant to Section 13 of Article VIII of the Ohio Constitution and the Act, the Issuer has determined to issue, sell and deliver its Series 1989D Bonds and to loan the proceeds derived from the sale thereof to the Contracting Party to assist in the financing of the Series 1989D Project to be undertaken by the Contracting Party.

     B. The Contracting Party and the Issuer each have full right and lawful authority to enter into this Series 1989D Agreement and to perform and observe the provisions hereof on their respective parts to be performed and observed.

     NOW THEREFORE, in consideration of the premises and the mutual representations and agreements hereinafter contained, the Issuer and the Contracting Party agree as follows (provided that any obligation of the Issuer created by or arising out of this Series 1989D Agreement shall never constitute a general debt of the Issuer or give rise to any pecuniary liability of the Issuer but shall be payable solely out of Pledged Revenues):


                   (Balance of page intentionally left blank.)

                                    ARTICLE I

                                   DEFINITIONS


     Section 1.1. USE OF DEFINED TERMS. In addition to the words and terms defined elsewhere in this Series 1989D Agreement or by reference to another document, the words and terms set forth in Section 1.2 hereof shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined therein.

     Section 1.2. DEFINITIONS.  As used herein:

     "Act" means Sections 4582.01 through 4582.20, Ohio Revised Code, as enacted and amended pursuant to Section 13 of Article VIII of the Ohio Constitution.

     "Additional Series 1989D Bonds" means the Additional Series 1989D Bonds issued on a parity with the Series 1989D Bonds.

     "Additional Series 1989D Notes" means any non-negotiable promissory note or notes, in addition to the Series 1989D Note, delivered by the Contracting Party to the Trustee in connection with the issuance of Additional Series 1989D Bonds, as provided herein.

     "Additional Payments" means the amounts required to be paid by the Contracting Party pursuant to the provisions of Section 4.2 hereof.

     "Authenticating Agent" means the Authenticating Agent as defined in the Indenture.

     "Authorized Contracting Party Representative" means the person at the time designated to act on behalf of the Contracting Party by written certificate furnished to the Issuer and the Trustee, containing the specimen signature of that person and signed on behalf of the Contracting Party by its Chief Financial Officer. That certificate may designate an alternate or alternates. In the event that all persons so designated become unavailable or unable to act and the Contracting Party fails to designate a replacement within ten days after such unavailability or inability to act, the Trustee may appoint an interim Authorized Contracting Party Representative until such time as the Contracting Party designates that person.

     "Basic Indenture" means the Trust Indenture dated as of August 15, 1988 between the Issuer and the Trustee as it may from time to time be supplemented pursuant to the paragraphs of Section 8.02 of the Basic Indenture exclusive of paragraph (g) thereof.

     "Bond Fund" means the Bond Fund created in the Basic Indenture.

     "Bond Legislation" means (a) when used with reference to the Series 1989D Bonds, the resolution providing for their issuance and approving this Series 1989D Agreement, the Indenture and related matters; (b) when used with reference to an issue of Additional Series 1989D Bonds, the resolution providing for the issuance of the Series 1989D Bonds, to the extent applicable, and the legislation providing for the issuance of the Additional Series 1989D Bonds and approving any amendment to this Series 1989D Agreement, any Supplemental Indenture and related matters; and (c) when used with reference to Bonds when Additional Series 1989D Bonds are outstanding, the resolution providing for the issuance of the Series 1989D Bonds and the legislation providing for the issuance of the then outstanding and the then to be issued Additional Series 1989D Bonds; in each case as amended or supplemented from time to time.

     "Bond Service Charges" means, for any period or payable at any time, the principal of and interest and any premium due on the Bonds for that period or payable at that time whether due at maturity or upon acceleration or redemption.

     "Bonds" means the Series 1989D Bonds and any Additional Series 1989D Bonds.

     "Bond Year" means the annual period relevant to the application of Section 148 to the Series 1989D Bonds.

     "Capitalized Interest Payment" means the Capitalized Interest Payment, if any, as defined in the Series 1989D Supplemental Indenture.

     "Code" means the Internal Revenue Code of 1986, as amended, including, when appropriate, the statutory predecessor of the Code, and all applicable regulations (whether proposed, temporary or final) under that Code and the statutory predecessor of the Code, and any official rulings and judicial determinations under the foregoing applicable to the Bonds.

     "Collateral Fund" means the Collateral Fund created in the Basic Indenture.

     "Completion Date" means the date of completion of the Series 1989D Project evidenced in accordance with the requirements of Section 3.6 hereof.

     "Computation Date" means the last day of each Bond Year and the date on which the final payment in full of all outstanding Bonds of each series is made or such other date or dates elected by the Issuer as may be permitted under the Code for computation of the Rebate Amount.

     "Construction Period" means the period between the beginning of the acquisition, construction, installation, equipping or improvement of the Series 1989D Project or the date on which the Series 1989D Bonds are delivered to the Original Purchaser, whichever is earlier, and the Completion Date.

     "Contracting Party" means Environmental Purification Industries Company, a general partnership duly organized and validly existing under the laws of the State, and its lawful successors and assigns to the extent permitted by this Series 1989D Agreement.

     "Eligible Investments" means Eligible Investments as defined in the Indenture.

     "Event of Default" means any of the events described as an Event of Default in Section 7.1 hereof.

     "Excess Earnings" means as of each Computation Date an amount equal to the sum of (i) plus (ii):

     (i)  is the excess of

          (a) the aggregate amount earned from the date of issuance of the Bonds on all nonpurpose investments in which gross proceeds of the Bonds are invested (other than investments attributable to excess earnings described in this clause (i)) including any gain or deducting any loss from disposition of nonpurpose investments, over

          (b) the amount which would have been earned if these nonpurpose investments (other than amounts attributable to an excess described in this clause (i) had been invested at a rate equal to the yield on the Bonds; and

     (ii) is any income attributable to the excess described in this definition, taking into account any gain or loss on the disposition of investments.

The foregoing sums shall be determined in accordance with Section 148(f) of the Code. As used herein, the terms "gross proceeds", "nonpurpose investments" and "yield" have the meanings assigned to them for purposes of Section 148 of the Code.

     "Financing Payment Date" means the first business day of each month commencing the first business day of March, 1990, or any other date on which any principal of or interest or any premium on the Notes shall be due and payable, whether at maturity, upon acceleration, call for redemption or otherwise.

     "Financing Payments" means the amounts required to be paid by the Contracting Party in repayment of the Loan pursuant to the provisions of the Notes and of Section 4.1 hereof and is composed of the Required Amount and the Administrative Amount, as set forth in Exhibit E hereto.

     "Force Majeure" means any of the causes, circumstances or events described as constituting Force Majeure in Section 7.1 hereof.

     "Holder" or "Holder of a Bond" means the Person in whose name a Bond is registered on the Register.

     "Guarantor" means collectively Haden MacLellan Holdings plc, a public limited company, organized under the laws of England, Haden Inc., a corporation organized under the laws of the State of Michigan, and Meridian National Corporation, a corporation organized under the laws of the State of Delaware.

     "Guaranty" means collectively the Guaranty Agreements, each dated as of even date herewith and between the Trustee and certain of the entities comprising the Guarantor, with respect to the Series 1989D Bonds, as amended or supplemented from time to time.

     "Indenture" means the Trust Indenture, dated as of August 15, 1988, between the Issuer and the Trustee, as amended or supplemented from time to time.

    "Interest Payment Date" means, as to the Series 1989D Bonds, each date set forth as such in the form of Series 1989D attached as Exhibit B to the Series 1989D Supplemental Indenture, and as to Additional Series 1989D Bonds, each date designated as an Interest Payment Date in the form of bond for which provision is made in the applicable Supplemental Indenture or Bond Legislation.

    "Interest Rate for Advances" means the rate of 12% percent per annum or the rate per annum which is two percent plus that interest rate announced by the Trustee in its lending capacity as a bank as its "Prime Rate" or its "Base Rate," whichever is greater and lawfully chargeable, in whole or in part.

    "Issuer" means the Toledo-Lucas County Port Authority, a port authority and political subdivision duly organized and validly existing under the laws of the State.

    "Legislative Authority" means the Board of Directors of the Issuer.

    "Loan" means the loan by the Issuer to the Contracting Party of the proceeds received from the sale of the Bonds.

    "Notes" means the Series 1989D Note and any Additional Series 1989D Notes.

    "Notice Address" means:

    (a)  As to the Issuer:             Toledo-Lucas County Port Authority
                                       One Maritime Plaza
                                       Toledo, Ohio  43604-1866
                                       Attention:  President

    (b)  As to the Contracting         Environmental Purification Industries
         Party:                         Company
                                       805 Chicago Street
                                       Toledo, Ohio 43611
                                       Attention: Chief Financial Officer

    (c)  As to the Trustee:            Society Bank & Trust
                                       Three SeaGate
                                       Toledo, Ohio 43603
                                       Attention: Corporate Trust Department

    (d)  As to the Guarantors:         Meridian National Corporation
                                       805 Chicago Street
                                       Toledo, Ohio 43611
                                       Attention: Chairman

                                       and

                                       Haden-MacLellan Holdings plc
                                       Haleworth House, Tite Hill
                                       Egham, Surrey
                                       TW200LT United Kingdom
                                       Attention: Director

                                       and

                                       Haden Inc.
                                       3220 North Avis Drive
                                       Madison Heights, Michigan 48071
                                       Attention: President

    (e)  As to the Original            Miller & Schroeder Financial, Inc.
         Purchaser:                    88 East Broad Street, Suite 1770
                                       Columbus, Ohio 43215-3584
                                       Attention: Vice President

or such additional or different address, notice of which is given under
Section 8.2 hereof.

     "Opinion of Bond Counsel" means an opinion of Squire, Sanders & Dempsey or of other counsel nationally recognized as having an expertise in connection with the exclusion of interest on obligations of states and local governmental units from the gross income of holders thereof for federal income tax purposes.

     "Original Purchaser" means, as to the Series 1989D Bonds, the Person or Persons identified as the purchaser or purchasers in the Purchase Agreement and, as to Additional Series 1989D Bonds, the Person or Persons identified as the purchaser or purchasers in the applicable Purchase Agreement.

     "Paying Agent" means the Paying Agent as defined in the Indenture.

     "Person" or words importing persons mean firms, associations, partnerships (including without limitation, general and limited partnerships), societies, trusts, corporations, public or governmental bodies, other legal entities and natural persons.

     "Plans and Specifications" means the plans and specifications describing the Series 1989D Project Facilities as now prepared and as they may be changed as herein provided from time to time.

     "Pledged Revenues" means (a) the Financing Payments, (b) all other moneys received or to be received by the Issuer or the Trustee and intended to be used for Bond Service Charges, including without limitation, moneys in the Bond Fund and the Primary Reserve Fund, (c) any moneys and investments in the Project Fund, and (d) all income and profit from the investment of the foregoing moneys. The term "Pledged Revenues" does not include any moneys or investments in the Rebate Fund.

     "Primary Reserve Fund" means the Primary Reserve Fund created in the Basic Indenture.

     "Project Fund" means the Project Fund created in the Basic Indenture.

     "Purchase Agreement" means as to the Series 1989D Bonds the Bond Purchase Agreement among the Issuer, the Contracting Party, the Guarantor and the Original Purchaser, and as to any Additional Series 1989D Bonds, the Bond Purchase Agreement defined in the Bond Legislation providing for the issuance of the Additional Series 1989D Bonds.

     "Register" means the books kept and maintained for the registration and transfer of Bonds pursuant to Section 3.06 of the Indenture.

     "Registrar" means the Registrar as defined in the Indenture.

     "Series 1989D Agreement" means this Loan Agreement as amended or supplemented from time to time.

     "Series 1989D Bond Reserve Deposit" means the amount required to be deposited and maintained in the Series 1989D PRF Account by the Series 1989D Supplemental Indenture.

     "Series 1989D Bonds" means the $5,745,000 Development Revenue Bonds (Northwest Ohio Bond Fund) Series 1989D of the Issuer, dated as of even date herewith, issued by the Issuer pursuant to the Bond Legislation and the Indenture.

     "Series 1989D Capitaltzed Interest Subaccount" means the Capitalized Interest Subaccount in the Series 1989D PF Account.

     "Series 1989D Collateral Account" means the Series 1989D Collateral Account created in the Series 1989D Supplemental Indenture.

     "Series 1989D Mortgage" means the Open-End Mortgage and Security Agreement dated as of even date herewith, from the Contracting Party to the Trustee, as amended or supplemented from time to time.

     "Series 1989D Note" means the non-negotiable promissory note of the Contracting Party, dated as of even date herewith, in the form attached hereto as Exhibit A and in the principal amount of $5,745,000 evidencing the obligation of the Contracting Party to make Financing Payments.

     "Series 1989D PF Account" means the Series 1989D PF Account in the Project Fund.

     "Series 1989D PRF Account" means the Series 1989D PRF Account created by the Series 1989D Supplemental Indenture in the Primary Reserve Fund.

     "Series 1989D Proceeds Subaccount" means the Proceeds Subaccount in the Series 1989D PF Account.

     "Series 1989D Project" means, collectively, the Series 1989D Project Site and the Series 1989D Project Facilities, together constituting "port authority facilities" as defined in the Act.

     "Series 1989D Project Costs" means the costs of the Series 1989D Project specified in Section 3.4 hereof.

     "Series 1989D Project Facilities" means the Contracting Party's facilities described in Exhibit B hereto (and more particularly described in the Plans and Specifications), together with any additions, modifications and substitutions to those facilities.

     "Series 1989D Project Purposes" means acquisition of furnishings and equipment and the construction of a building to be used in the recycling of paint sludge into a component used in the production of paint, or such use as may result from a change in the Plans and Specifications authorized by Section
3.2 of this Series 1989D Agreement or which may otherwise be permitted by this Series 1989D Agreement.

     "Series 1989D Project Site" means the real estate described in Exhibit C hereto, and any additions thereto or deletions therefrom.

     "Series 1989D Supplemental Indenture" means the Ninth Supplemental Trust Indenture dated as of even date herewith between the Issuer and the Trustee and entered into in connection with the issuance of the Series 1989D Bonds.

     "State" means the State of Ohio.

     "Trustee" means Society Bank & Trust (formerly known as Trustcorp Bank,
Ohio), a bank organized under the laws of the State, until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Trustee" shall mean the successor Trustee.

     "Unassigned Issuer's Rights" means all of the rights of the Issuer to receive Additional Payments under Section 4.2 hereof, to be held harmless and indemnified under Section 5.5 hereof, to be reimbursed for attorney's fees and expenses under Section 7.4 hereof, and to give or withhold consent to amendments, changes, modifications, alterations and termination of this Series 1989D Agreement under Section 8.5 hereof.

     Section 1.3. INTERPRETATION. Any reference herein to the Issuer, to the Legislative Authority or to any member or officer of either includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their functions.

     Any reference to a section or provision of the Constitution of the State or the Act, or to a section, provision or chapter of the Ohio Revised Code or to any statute of the United States of America, includes that section, provision or chapter as amended, modified, revised, supplemented or superseded from time to time; provided, that no amendment, modification, revision, supplement or superseding section, provision or chapter shall be applicable solely by reason of this provision, if it constitutes in any way an impairment of the rights or obligations of the Issuer, the Holders, the Trustee or the Contracting Party under this Series 1989D Agreement.

     Unless the context indicates otherwise, words importing the singular number include the plural number, and vice versa; the terms "hereof," "hereby," "herein," "hereto," "hereunder" and similar terms refer to this Series 1989D Agreement; and the term "hereafter" means after, and the term "heretofore" means before, the date of delivery of the Series 1989D Bonds. Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.

     Section 1.4. CAPTIONS AND HEADINGS. The captions and headings in this Series 1989D Agreement are solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs, subparagraphs or clauses hereof.

                             (End of Article I)

                                  ARTICLE II

                               REPRESENTATIONS

     Section 2.1. REPRESENTATIONS OF THE ISSUER.  The Issuer represents that:
(a) it is duly organized and validly existing under the laws of the State;
(b) it has duly accomplished all conditions necessary to be accomplished by it prior to the issuance and delivery of the Series 1989D Bonds and the execution and delivery of this Series 1989D Agreement and the Indenture; (c) it is not in violation of or in conflict with any provisions of the laws of the State or of the United States of America applicable to the Issuer which would impair its ability to carry out its obligations contained in this Series 1989D Agreement or the Indenture; (d) it is legally empowered to enter into and carry out the transactions contemplated by this Series 1989D Agreement and the Indenture; (e) it has duly authorized the execution, delivery and performance of this Series 1989D Agreement and the Indenture; and (f) it will do all things in its power in order to maintain its existence or assure the assumption of its obligations under this Series 1989D Agreement and the Indenture by any successor public body.

     Section 2.2. REPRESENTATIONS AND COVENANTS OF THE CONTRACTING PARTY. The Contracting Party represents and covenants that:

          (a) It is a general partnership duly organized and validly existing under the laws of the State.

          (b) It has full power and authority to execute, deliver and perform this Series 1989D Agreement, the Series 1989D Mortgage and the Series 1989D Note and to enter into and carry out the transactions contemplated by those documents. That execution, delivery and performance do not, and will not, violate any provision of law applicable to the Contracting Party or the Contracting Party's partnership agreement and do not, and will not, conflict with or result in a default under any agreement or instrument to which the Contracting Party is a party or by which it is bound. This Series 1989D Agreement, the Series 1989D Mortgage and the Series 1989D Note have, by proper action, been duly authorized, executed and delivered by the Contracting Party and all steps necessary to be taken by the Contracting Party have been taken to constitute this Series 1989D Agreement, the Series 1989D Mortgage and the Series 1989D Note valid and binding obligations of the Contracting Party.

          (c) The provision of financial assistance to be made available to it under this Series 1989D Agreement and the commitments therefor made by the Issuer have induced the Contracting Party to locate within the jurisdiction of the Issuer that business of the Contracting Party to be conducted by use of the Series 1989D Project and such business will create additional jobs and employment opportunities within the Issuer.

          (d) It presently intends to use or operate the Series 1989D Project in a manner consistent with the Series 1989D Project Purposes until the date on which the Series 1989D Bonds and any Additional Series 1989D Bonds have been fully paid and knows of no reason why the Series 1989D Project will not be so operated. If, in the future, there is a cessation of that operation, it will use its best efforts to resume that operation or accomplish an alternate use by the Contracting Party or others which will be consistent with the Act and the Code.

          (e) The Series 1989D Project will be completed in accordance with the Plans and Specifications and the Series 1989D Project will be a manufacturing facility as that term is defined in Section 144 of the Code and will be operated and maintained in such manner as to conform in all material respects with all applicable zoning, planning, building, environmental and other applicable governmental regulations and as to be consistent with the Act.

          (f) The Series 1989D Project will be located entirely within the boundaries of the City of Toledo.

          (g) The acquisition and construction of the Series 1989D Project were not commenced (within the meaning of Section 144(a) of the Code) prior to the adoption of the resolution of the Issuer on August 31, 1989, with respect to the Series 1989D Project and no obligation relating to the acquisition, construction or installation of the Series 1989D Project was paid or incurred prior to such date.

          (h) At least 95% of the net proceeds of the Series 1989D Bonds (as defined in Section 150 of the Code) will be used to provide land or property of a character subject to the allowance for depreciation under Section 167 of the Code, and the Contracting Party will not request or authorize any disbursement pursuant to
     Section 3.4 hereof, which, if paid, would result in less than 95% of the net proceeds of the Series 1989D Bonds being so used. The costs of issuance financed by the Series 1989D Bonds will not exceed 2% of the proceeds of the Series 1989D Bonds, computed for this purpose as the issue price of the bonds less accrued interest (within the meaning of Section 147(g) of the Code), and the Contracting Party will not request or authorize any disbursement pursuant to Section 3.4 hereof or otherwise, which, if paid, would result in more than 2% of the proceeds of the Series 1989D Bonds being so used. None of the proceeds of the Series 1989D Bonds will be used to provide working capital.

               (i) There have never been issued any bonds with respect to "facilities," as defined in Section 144(a)(4)(B) of the Code, (i) which are to be or have been used by the Contracting Party or any other "principal user" of the Series 1989D Project or any "related person" to either the Contracting Party or such other "principal user," as those terms are used and defined in Sections 144(a)(2) and 144(a)(3) of the Code, respectively, and which are located within the boundaries of the City of Toledo, and (ii) which bonds would have to be taken into account in determining the aggregate face amount of the Series 1989D Bonds as provided in Section 144(a)(4)(A)(ii) of the Code.

          (j) For each "test-period beneficiary" (as defined in Section 144(a)(10)(D) of the Code) of the Series 1989D Project, the sum of
     (i) the aggregate authorized face amount of the Series 1989D Bonds allocated in accordance with Section 144(a)(10)(C) of the Code to such beneficiary and (ii) the aggregate outstanding principal amount of any other tax-emempt obligations described in Section 144(a)(10)(B)(ii) of the Code, wherever and whenever issued, allocated to such beneficiary does not exceed $40,000,000 at any time during the period beginning on the later of the date the Series 1989D Project is placed in service or the date of issuance of the Series 1989D Bonds.

          (k) In accordance with Section 147(b) of the Code, the weighted average maturity of the Series 1989D bonds does not exceed 120% of the weighted average reasonably expected economic life of the facilities being financed by the Series 1989D Bonds, determined as of the later of the date the Series 1989D Bonds are issued or the date the facilities are expected to be placed in service.

          (l) None of the proceeds of the Series 1989D Bonds will be used to provide any private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice skating), racquet sports facility (including handball or racquetball court), hot tub facility, suntan facility, racetrack airplane, skybox or other private luxury box, or health club facility; any facility primarily used for gambling; or any store the principal business of which is the sale of alcoholic beverages for consumption off premises.

          (m) None of the proceeds of the Series 1989D Bonds will be used to provide facilities for retail food and beverage services (except grocery stores), automobile sales or service, or the provision of recreation or entertainment.

          (n) Less than 25% of the proceeds of the Series 1989D Bonds will be used directly or indirectly to acquire land or any interest therein, and no portion of any such land is to be used for farming purposes.

          (o) No portion of the proceeds of the Series 1989D Bonds will be used to acquire existing property or any interest therein unless such acquisition meets the rehabilitation requirements of Section 147(d) of the Code.

          (p) The information furnished by the Contracting Party and used by the Issuer in preparing the certification pursuant to
     Section 148 of the Code and information statement pursuant to
     Section 149(e) of the Code, both referred to in the Bond Legislation, as well as the federal tax election referred to in the Bond Legislation, is accurate and complete as of the date of the issuance of the Series 1989D Bonds.

          (q) In connection with any lease or grant by the Contracting Party of the use of the Series 1989D Project, the Contracting Party shall require that the lessee or user of any portion of the Series 1989D Project shall not (i) violate the covenant set forth in subsection (j) above and (ii) use that portion of the Series 1989D Project in any manner which would violate the covenants set forth in subsections (l), (m) and (n) above.

          (r) The Series 1989D Bonds are not being issued to finance facilities which are within or part of "a single building, an enclosed shopping mall, or a strip of offices, stores or warehouses using substantial common facilities" (within the meaning of Section 144(a)(9) of the Code) which have heretofore been financed with obligations issued and still outstanding under Section 144(a) of the Code.

          (s) After the expiration of any applicable temporary period under Section 148(d)(3) of the Code, at no time during any bond year will the aggregate amount of gross proceeds of the Series
     1989D Bonds invested in higher yielding investments (within the meaning of Section 148(b) of the Code) exceed 150 percent of the debt service on the Series 1989D Bonds for such bond year and the aggregate amount of gross proceeds of the Series 1989D Bonds invested in higher yielding investments, if any, will be promptly and appropriately reduced as the amount of outstanding Series 1989D Bonds are reduced, provided however that the foregoing shall not require the sale or disposition of any investments in higher yielding investments if such sale or disposition would result in a loss which exceeds the amount which would be paid to the United States pursuant to Section 5.09 of the Basic Indenture (but for such sale or disposition) at the time of such sale or disposition if a payment under Section 5.09 of the Basic Indenture were due at such time.

          At no time will any funds constituting gross proceeds of the Series 1989D Bonds be used in a manner as to constitute a prohibited payment under the applicable Regulations pertaining to, or in any other fashion as would constitute failure of compliance with, Section 148 of the Code.

          The terms "bond year," "gross proceeds," "higher yielding investments," "yield," and "debt service" have the meanings assigned to them for purposes of Section 148 of the Code.

          (t) The Series 1989D Bonds are not "federally guaranteed" within the meaning of Section 149(b) of the Code.

     Section 2.3. ACTIONS UNDER SECTION 144(a)(4) OF THE CODE. The Issuer is issuing the Series 1989D Bonds pursuant to an election made by it, at the Contracting Party's request, under Section 144(a)(4) of the Code. In connection with that election, the Contracting Party represents and covenants that:

               (a) The sum of (i) the principal amount of the Series 1989D Bonds, (ii) the outstanding face amount of prior issues, if any, described in Section 144(a)(2) of the Code and (iii) the amount of capital expenditures with respect to "facilities" as defined in
     Section 144(a)(4)(B) of the Code, other than those financed or to be financed out of proceeds of the Series 1989D Bonds or any such prior issues or those mentioned in Section 144(a)(4)(C) of the Code ("Capital Expenditures"), made during the three-year period preceding the date of delivery of the Series 1989D Bonds to the Original Purchaser (the "Issue Date"), does not exceed $10,000,000.

               (b) During the three-year period following the Issue Date, the Contracting Party does not intend to and will not make, cause or permit to be made any Capital Expenditures in an amount which would cause the interest on the Series 1989D Bonds to be included in the gross income of the Holders for federal income tax purposes.

               (c) It will maintain records, listing by month, day, year and amount each Capital Expenditure made since the Issue Date through and including the third anniversary of the date of delivery of and payment for the Series 1989D Bonds and will furnish those records to the Trustee upon request.

               (d) In the event, on account of a lease, sublease, management contract or other agreement relating to the Series 1989D Project, or any portion thereof, permitted by the terms hereof and of the Series 1989D Mortgage, any person other than the Contracting Party becomes a "principal user" of the Series 1989D Project (as referred to in Section 2.2(i) hereof), the Contracting Party shall promptly advise the Trustee of the identity of such person and furnish to the Trustee a copy of such lease, sublease, management contract or other agreement. In connection with any such lease, sublease, management contract or other agreement, the Contracting Party will require by covenant that any lessee, sublessee, manager or user who is a "principal user" of the Series 1989D Project and any "related person" thereto also shall comply with the covenants set forth in subsections (b) and (c) of this Section as if those covenants were made herein by such lessee, sublessee, manager, user or "related person" thereto.

                             (End of Article II)

                                   ARTICLE III

                     COMPLETION OF THE SERIES 1989D PROJECT;
                       ISSUANCE OF THE SERIES 1989D BONDS


          Section 3.1. ACQUISITION, CONSTRUCTION, INSTALLATION, EQUIPPING AND IMPROVEMENT. The Contracting Party (a) has acquired, or will acquire concurrently with the delivery of this Series 1989D Agreement, the Series 1989D Project Site and shall acquire, construct, install, equip and improve the Series 1989D Project Facilities on the Series 1989D Project Site with all reasonable dispatch and in accordance with the Plans and Specifications, (b) shall pay when due all fees, costs and expenses incurred in connection with that acquisition, construction, installation, equipping and improvement from funds made available therefor in accordance with this Series 1989D Agreement or otherwise, and (c) shall ask, demand, sue for, levy, recover and receive all those sums of money, debts and other demands whatsoever which may be due, owing and payable under the terms of any contract, order, receipt, writing and instruction in connection with the acquisition, construction, installation, equipment and improvement of the Series 1989D Project, and shall use its best efforts to enforce the provisions of any contract, agreement, obligation, bond or other performance security with respect thereto. It is understood that the Series 1989D Project is that of the Contracting Party and any contracts made by the Contracting Party with respect thereto, whether acquisition contracts, construction contracts or otherwise, or any work to be done by the Contracting Party on the Series 1989D Project are made or done by the Contracting Party in its own behalf and not as agent or contractor for the Issuer and each such contract shall so state.

          The Contracting Party expressly acknowledges and agrees that all wages paid to laborers and mechanics employed in connection with the construction, improvement and installation of the Series 1989D Project shall be paid at not less than the prevailing rates of wages for laborers and mechanics for each class of work called for by the Series 1989D Project, which wages shall be determined in accordance with the requirements of Chapter 4115, Ohio Revised Code, for determination of prevailing wage rates, provided that should the Contracting Party undertake, as part of the Series 1989D Project, construction to be performed by its regular bargaining unit employees who are covered under a collective bargaining agreement which was in existence prior to the date of the commitment instrument undertaking to issue the Series 1989D Bonds then, in that event, the rate of pay provided under the collective bargaining agreement may be paid to those employees. To the extent required by Sections 4582.12 and 4115.032, Ohio Revised Code, the Contracting Party shall comply, and shall require compliance by all contractors or subcontractors working on the Series 1989D Project, with all applicable requirements of Sections 4115.03 through 4115.16, Ohio Revised Code, including, without limitation, (i) obtaining from the Ohio Department of Industrial Relations its determination of the prevailing rates of wages to be paid for all classes of work called for by the Series 1989D Project, (ii) obtaining the designation of a Prevailing Wage Coordinator for the Series 1989D Project pursuant to Section 4115.032, Ohio Revised Code and (iii) ensuring that all contractors and sub-contractors receive notification of changes in prevailing wage rates as required under Section 4115.05, Ohio Revised Code. At such time as the Issuer requests, the Contracting Party shall be required to provide the Issuer with evidence, satisfactory to the Issuer, that there has been compliance with the foregoing requirements.

          Section 3.2. PLANS AND SPECIFICATIONS. The Plans and Specifications have been filed with the Issuer. The Contracting Party may revise the Plans and Specifications from time to time, provided that no revision shall be made which would (i) change the Series 1989D Project Purposes, without the written consent of the Issuer which consent shall not be unreasonably withheld, (ii) change the Series 1989D Project Purposes to other than purposes permitted by the Act, and
(iii) increase the cost of the Series 1989D Project without evidence satisfactory to the Issuer that moneys are available to meet such increased costs.

          Section 3.3. ISSUANCE OF THE SERIES 1989D BONDS; APPLICATION OF PROCEEDS. To provide funds to make the Loan for purposes of assisting in paying the Series 1989D Project Costs, the Issuer will issue, sell and deliver the Series 1989D Bonds to the Original Purchaser. The Series 1989D Bonds will be issued pursuant to the Indenture in the aggregate principal amount, will bear interest, will mature and will be subject to redemption as set forth therein. The Contracting Party hereby approves the terms and conditions of the Basic Indenture, the Series 1989D Supplemental Indenture and the Series 1989D Bonds, and of the terms and conditions under which the Series 1989D Bonds will be issued, sold and delivered.

          The proceeds from the sale of the Series 1989D Bonds shall be loaned to the Contracting Party and paid over to the Trustee for the benefit of the Contracting Party and the Holder of the Series 1989D Bonds and deposited as follows: (a) a sum equal to any accrued interest paid by the Original Purchaser shall be deposited in the Interest Payment Account in the Bond Fund, (b) the amount of any Series 1989D Bond Reserve Deposit to be derived from said proceeds shall be deposited in the Series 1989D PRF Account, (c) any Capitalized Interest Payment shall be deposited in the Series 1989D Capitalized Interest Subaccount, and (d) the balance of the proceeds shall be deposited in the Series 1989D Proceeds Subaccount. Pending disbursement pursuant to Section 3.4 hereof, the proceeds so deposited in the Series 1989D PF Account, together with any investment earnings thereon, shall constitute a part of the Revenues assigned by the Issuer to the payment of Bond Service Charges as provided in the Indenture.

          At the request of the Contracting Party, and for the purposes and upon fulfillment of the conditions specified in the Indenture, the Issuer may at its sole discretion provide for the issuance, sale and delivery of Additional Series 1989D Bonds and loan the proceeds from the sale thereof to the Contracting Party.

          Section 3.4. DISBURSEMENTS FROM THE SERIES 1989D PF ACCOUNT. Subject to the provisions below, disbursements from the Series 1989D PF Account shall be made only to reimburse or pay the Contracting Party, or any person designated by the Contracting Party, for the following Series 1989D Project Costs:

               (a) Costs incurred directly or indirectly for or in connection with the acquisition, construction, installation, equipping or improvement of the Series 1989D Project, including costs incurred in respect of the Series 1989D Project for preliminary planning and studies; architectural, legal, engineering, surveying, accounting, consulting, supervisory and other services; labor, services and materials; and recording of documents and title work.

               (b) Premiums attributable to any surety bonds and insurance required to be taken out and maintained during the Construction Period with respect to the Series 1989D Project Site and the Series 1989D Project Facilities.

               (c) Taxes, assessments and other governmental charges in respect of the Series 1989D Project that may become due and payable during the Construction Period.

               (d) Costs incurred directly or indirectly in seeking to enforce any remedy against any contractor or subcontractor in respect of any actual or claimed default under any contract relating to the Series 1989D Project Facilities.

               (e) Financial, legal, accounting, printing and engraving fees, charges and expenses, and all other such fees, charges and expenses incurred in connection with the authorization, sale, issuance and delivery of the Series 1989D Bonds, including, without limitation, the fees of any placement agents for the Series 1989D Bonds and the fees and expenses of the Trustee and any paying agent properly incurred under the Indenture that may become due and payable during the Construction Period.

               (f) Any other costs, expenses, fees and charges properly chargeable to the cost of the acquisition, construction, installation, equipping or improvement of the Series 1989D Project.

               (g) Payment of interest on the Series 1989D Bonds and the costs of an Acceptable Letter of Credit, as defined in the Basic Indenture, during the Construction Period.

          Any disbursements from the Series 1989D PF Account for the payment of Series 1989D Project Costs shall be made by the Trustee only upon the written order of the Authorized Contracting Party Representative which shall set forth for each item of personal property costing in excess of $5,000 the serial number for that item or certify that such item has no serial or other identifying number or symbol.

          No disbursements shall be made from the Series 1989D PF Account for the payment of Series 1989D Project Costs for the acquisition of the furnishings and equipment and the construction of the building included in the Series 1989D Project Facilities until the Contracting Party has delivered the following, in form and substance satisfactory to the Issuer (which determination shall be within the sole discretion of the Issuer and which the Contracting Party agrees shall be conclusive and binding on the Contracting Party): (i) copies of the contracts for the construction of the building included in the Series 1989D Project Facilities; (ii) evidence that building permits and all other approvals required by law to construct and acquire the Series 1989D Project Facilities have been obtained or applications therefor satisfactory to the Issuer have been made; (iii) in the event that bids for the construction of the building included in the Series 1989D Project Facilities exceed $650,000, a deposit into the Series 1989D PF Account from moneys other than proceeds of the Series 1989D Bonds of the amount by which those bids exceed $650,000; provided that no more than $100,000 of the amount so deposited shall be provided from funds of the general partners of the Contracting Party or the Guarantors required to be provided pursuant to the partnership agreement between the general partners of the Contracting Party and the Guaranty and any such deposit in excess of $100,000 shall not reduce or otherwise diminish the amounts required to be provided by the general partners of the Contracting Party and the Guarantors pursuant to that partnership agreement and the Guaranty; (iv) a certificate of builder's risk insurance coverage and a certificate of workers' compensation insurance coverage as required by the Mortgage; and (v) (a) an endorsement to the Loan Policy of Title Insurance issued on the Closing Date insuring the rights under the Deed of Easement dated February 13, 1990 and recorded February 14, 1990 in Lucas County, Ohio, as Deed No. 90- -B09, or (b) other evidence that sanitary sewer service, storm drainage and rights to ingress, egress, parking and maneuvering of vehicles necessary for the operation of the Series 1989D Project have been provided.

          Each such written order shall be in substantially the form of the disbursement request attached hereto as Exhibit D and shall be consecutively numbered and accompanied by invoices or other appropriate documentation supporting the payments or reimbursements requested. Any disbursement for any item not described in, or the cost for which item is other than as described in, the information statement filed by the Issuer in connection with the issuance of the Series 1989D Bonds as required by Section 149(e) of the Code and referred to in Section 2.2 hereof, shall be accompanied by evidence satisfactory to the Trustee that the average reasonably expected economic life of the facilities being financed by the Series 1989D Bonds is not less than 5/6ths of the average maturity of the Series 1989D Bonds or, if such evidence is not presented with the disbursement or at the request of the Trustee, by an Opinion of Bond Counsel to the effect that such disbursement will not cause the interest on the Series 1989D Bonds to be included in the gross income of the Holders for federal income tax purposes.

     In case any contract provides for the retention by the Contracting Party of a portion of the contract price, there shall be paid from the Series 1989D PF Account only the net amount remaining after deduction of any such portion, and only when that retained amount is due and payable, may it be paid from the Series 1989D PF Account.

          Any moneys in the Series 1989D PF Account remaining after the Completion Date, and payment, or provision for payment, in full of the appropriate Series 1989D Project Costs, at the direction of the Authorized Contracting Party Representative, promptly shall be

               (1) used to acquire, construct, install, equip and improve such additional real or personal property in connection with the Series 1989D Project as is designated by the Authorized Contracting Party Representative and the acquisition, construction, installation, equipping and improvement of which will be permitted under the Act and the Code, provided that any such use shall be accompanied by evidence satisfactory to the Trustee that the average reasonably expected economic life of such additional property, together with the other property theretofore acquired with the proceeds of the Series 1989D Bonds will not be less than 5/6ths of the average maturity of the Series 1989D Bonds or, if such evidence is not presented with the direction, an Opinion of Bond Counsel to the effect that the acquisition of such additional property will not cause the interest on the Series 1989D Bonds to be included in the gross income of the Holders for federal income tax purposes;

               (ii) used for the purchase of Series 1989D Bonds in the open market for the purpose of cancellation at prices not exceeding the full market value thereof plus accrued interest thereon to the date of payment therefor;

               (iii)paid into the Bond Fund to be applied to the redemption of the Series 1989D Bonds in accordance with the Indenture; or

               (iv) a combination of the foregoing as is provided in that direction.

          Section 3.5. CONTRACTING PARTY REQUIRED TO PAY COSTS IN EVENT SERIES 1989D PF ACCOUNT INSUFFICIENT. If moneys in the Series 1989D PF Account are not sufficient to pay all Series 1989D Project Costs, the Contracting Party, nonetheless, will complete the Series 1989D Project in accordance with the Plans and Specifications and, unless additional Series 1989D Bonds shall have been issued for that purpose, shall pay all such Additional Series 1989D Project Costs from its own funds. The limitation of Section 147(g) of the Code notwithstanding, the Contracting Party shall pay all costs of issuing the Series 1989D Bonds which cannot be paid from proceeds within the two percent limitation of that Section. The Contracting Party shall not be entitled to any reimbursement for any such additional Series 1989D Project Costs or payment of issuance costs from the Issuers, the Trustee or any Holder; nor shall it be entitled to any abatement, diminution or postponement of the Financing Payments.

          Section 3.6. COMPLETION DATE. The Contracting Party shall notify the Issuer and the Trustee of the Completion Date by a certificate signed by the Authorized Contracting Party Representative stating

               (a) the date on which the Series 1989D Project Facilities were substantially completed,

               (b) that all other facilities necessary in connection with the Series 1989D Project have been acquired, constructed, installed, equipped and improved,


               (c) that the acquisition, construction, installation, equipping and improvement of the Series 1989D Project Facilities and those other facilities have been accomplished in such a manner as to conform in all material respects with all applicable zoning, planning, building, environmental and other similar governmental regulations,

               (d) that except as provided in subsection (e) of this Section, all costs of that acquisition, construction, installation, equipping and improvement then or theretofore due and payable have been paid, and

               (e) the amounts which the Trustee shall retain in the Series 1989D PF Account for the payment of Series 1989D Project Costs not yet due or for liabilities which the Contracting Party is contesting or which otherwise should be retained and the reasons such amounts should be retained.

That certificate may state that it is given without prejudice to any rights against third parties which then exist or subsequently may come into being. The Authorized Contracting Party Representative shall include with that certificate a statement specifically describing all items of personal property comprising a part of the Series 1989D Project Facilities. The certificate shall be delivered as promptly as practicable after the occurrence of the events and conditions referred to in subsections (a) through (d) of this Section.

          Section 3.7. INVESTMENT OF FUND MONEYS. At the oral or written request of the Authorized Contracting Party Representative, any moneys held as part of the Series 1989D PRF Account or the Series 1989D PF Account shall be invested or reinvested by the Trustee in Eligible Investments.

          The Issuer and the Contracting Party each hereby covenants that it will restrict that investment and reinvestment and the use of the proceeds of the Series 1989D Bonds in such manner and to such extent, if any, as may be necessary, after taking into account reasonable expectations at the time of delivery of and payment for the Series 1989D Bonds or subsequent intentional acts, so that the Series 1989D Bonds will not constitute arbitrage bonds under
Section 148 of the Code.

          The Contracting Party shall provide the Issuer with, and the Issuer may base its certifications as authorized by the Bond Legislation on, a certificate of an appropriate officer, employee or agent of or consultant to the Contracting Party for inclusion in the transcript of proceedings for The Series 1989D Bonds, setting forth the reasonable expectations of the Contracting Party on the date of delivery of and payment for the Series 1989D Bonds regarding the amount and use of the proceeds of the Series 1989D Bonds and the facts, estimates and circumstances on which those expectations are based.

          Section 3.8. REBATE FUND. Within five days after the end of each Bond Year and within five days after payment in full of all outstanding Bonds of each series, the Contracting Party shall cause the calculation by an independent entity satisfactory to the Issuer, or if requested by the Contracting Party, the Issuer at the expense of the Contracting Party will cause the calculation, of the amount of Excess Earnings as of the end of that Bond Year or the date of such payment and shall notify the Trustee of that amount. If the amount then on deposit in the Rebate Fund created under the Indenture is less than the amount of Excess Earnings (computed by taking into account the amount or amounts, if any, previously paid to the United States pursuant to Section 5.09 of the Basic Indenture and this Section), the Contracting Party shall, within five days after the date of the aforesaid calculation, pay to the Trustee for deposit in the Rebate Fund an amount sufficient to cause the Rebate Fund to contain an amount equal to the Excess Earnings. The obligation of the Contracting Party to make such payments shall remain in effect and be binding upon the Contracting Party notwithstanding the release and discharge of the Series 1989D Agreement or the Indenture.

                              (End of Article III)

                                   ARTICLE IV

                     LOAN BY ISSUER; REPAYMENT OF THE LOAN;
                   FINANCING PAYMENTS AND ADDITIONAL PAYMENTS


          Section 4.1. LOAN REPAYMENT; DELIVERY OF NOTES. Upon the terms and conditions of this Series 1989D Agreement, the Issuer will make the Loan to the Contracting Party. In consideration of and in repayment of the Loan, the Contracting Party shall make, as Financing Payments, payments on or before each Financing Payment Date in the amount shown for the then current year in Exhibit E hereto. All such Financing Payments shall be paid to the Trustee in accordance with the terms of the Series 1989D Note for the account of the Issuer and shall be held and disbursed in accordance with the provisions of the Indenture and this Series 1989D Agreement for application to the payment of Bond Service Charges.

          The Financing Payment required to be made by this Series 1989D Agreement next following a transfer pursuant to paragraph (e) of Section 5.04 of the Basic Indenture to the Bond Fund caused by failure of the Contracting Party to pay in full its Financing Payments, shall be increased in an amount equal to the amount so transferred pursuant to said paragraph (e) and such increased amount when paid shall be deposited in the Funds from which transfer was made in inverse order of the transfer and shall abate any previously unpaid Financing Payments to the extent of such increase.

          The Contracting Party's obligations under the Notes and this Series 1989D Agreement shall be secured by the Series 1989D Mortgage. To secure the Contracting Party's performance of its obligation under this Series 1989D Agreement and the Series 1989D Note, the Contracting Party shall execute and deliver to the Issuer and the Trustee, concurrently with the issuance and delivery of the Series 1989D Bonds, the Series 1989D Note and the Series 1989D Mortgage.

          In connection with the issuance of any Additional Series 1989D Bonds, the Contracting Party shall execute and deliver to the Trustee one or more Additional Series 1989D Notes in a form substantially similar to the form of the Series 1989D Note. All such Additional Series 1989D Notes shall:

               (a) provide for monthly payments of interest which will make available amounts equal to the payments when due of interest on the corresponding Additional Series 1989D Bonds;

               (b) require payments of principal and redemption payments and any premium which will make available amounts equal to the payments when due of principal, prepayments and sinking fund payments and any premium on the corresponding Additional Series 1989D Bonds; and

               (c) contain by reference or otherwise optional and mandatory redemption provisions and provisions in respect of the optional and mandatory acceleration or prepayment of principal and any premium corresponding with the redemption and acceleration provisions of the corresponding Additional Series 1989D Bonds.

          Upon payment in full of all of the Financing Payments required by this Series 1989D Agreement or upon provision for the payment thereof having been made in accordance with the provisions of this Series 1989D Agreement, (i) the Notes requiring payment of the Financing Payments so paid or for the payment of which provision has been made, shall be deemed fully paid, the obligations of the Contracting Party thereunder shall be terminated, and any of those Notes shall be surrendered by the Trustee to the Contracting Party, and shall be cancelled by the Contracting Party, or (ii) in the event there is only one of those Notes, an appropriate notation shall be endorsed thereon evidencing the date and amount of the principal payment or prepayment equal to the Financing Payments so paid, or with respect to which provision for payment has been made, and that Note shall be surrendered by the Trustee to the Contracting Party for cancellation if all the Financing Payments required thereby shall have been paid (or provision made therefor) and cancelled as aforesaid. Unless the Contracting Party is entitled to a credit under express terms of this Series 1989D Agreement or the Notes, all payments on each of the Notes shall be in the full amount required thereunder.

          Except for such interests as may hereafter arise pursuant to Sections
5.07 and 5.09 of the Basic Indenture, the Contracting Party and the Issuer each acknowledge that neither the Contracting Party nor the Issuer has any interest in the Special Funds as defined in the Basic Indenture and any moneys deposited therein shall be in the custody of and held by the Trustee in trust for the benefit of the Holders.

          Section 4.2. ADDITIONAL PAYMENTS. The Contracting Party shall pay to the Issuer, as Additional Payments hereunder, any and all costs and expenses incurred or to be paid by the Issuer in connection with the issuance and delivery of the Series 1989D Bonds and Additional Series 1989D Bonds or otherwise related to actions taken by the Issuer under this Series 1989D Agreement or the Indenture.

          The Contracting Party shall pay to the Trustee, the Registrar and any Paying Agent or Authenticating Agent, their reasonable fees, charges and expenses for acting as such under the Indenture.

          Section 4.3. PLACE OF PAYMENTS. The Contracting Party shall make all Financing Payments directly to the Trustee at its corporate trust office. Additional Payments shall be made directly to the person or entity to whom or to which they are due. The Issuer reserves the right from time to time to direct that Financing Payments be made directly to the Issuer and from time to time to revoke that direction.

     Section 4.4. OBLIGATIONS UNCONDITIONAL. The obligations of the Contracting Party to make Financing Payments and Additional Payments shall be absolute and unconditional, and the Contracting Party shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Contracting Party may have or assert against the Issuer, the Trustee or any other Person.

     Section 4.5. ASSIGNMENT OF AGREEMENT AND REVENUES. To secure the payment of Bond Service Charges, the Issuer shall assign to the Trustee, by the Indenture, its rights under and interest in this Series 1989D Agreement (except for the Unassigned Issuer's Rights) and the Pledged Revenues. The Contracting Party hereby agrees and consents to those assignments.

     Section 4.6. APPLICATION OF CERTAIN MONEYS. Any amount deposited in the Bond Fund pursuant to Section 4.4, 5.2 or 5.3 of the Series 1989D Mortgage shall be deposited in the Prepayment Account, as defined in the Basic Indenture, and used as provided in the Basic Indenture.

                             (End of Article IV)

                                    ARTICLE V

                      ADDITIONAL AGREEMENTS AND COVENANTS


     Section 5.1. RIGHT OF INSPECTION. Subject to reasonable security and safety regulations and upon reasonable notice, the Issuer and the Trustee, and their respective agents, shall have the right during normal business hours to inspect the Series 1989D Project.

     Section 5.2. LEASE OR GRANT OF USE BY CONTRACTING PARTY. Except as may otherwise be provided in the Series 1989D Mortgage and subject to the provisions of Section 2.2(q) and 2.3(d) hereof, the Contracting Party may lease or grant the right to occupy and use the Series 1989D Project, in whole or in part, to others, provided that:

          (a) No such grant or lease shall relieve the Contracting Party from its obligations under this Series 1989D Agreement, the Series 1989D Mortgage or the Series 1989D Note, or the Guarantor from its obligations under the Guaranty;

          (b) In connection with any such grant or lease the Contracting Party shall retain such rights and interests as will permit it to comply with its obligations under this Series 1989D Agreement, the Series 1989D Mortgage and the Series 1989D Note;

          (c) No such grant or lease shall impair materially the purposes of the Act to be accomplished by operation of the Series 1989D Project Facilities as herein provided.

     Section 5.3. CONTRACTING PARTY TO MAINTAIN ITS EXISTENCE; SALES OF ASSETS OR MERGERS. The Contracting Party shall do all things necessary to preserve and keep in full force and effect its existence, rights and franchises, except as otherwise permitted by this Section 5.3. In particular, the Contracting Party shall not (a) sell, transfer or otherwise dispose of all, or substantially all, of its assets; (b) consolidate with or merge into any other entity; or (c) permit one or more other entities to consolidate with or merge into it. The preceding restrictions shall not apply, however, to a transaction if all of the following conditions are met, but such a transaction shall not release the Contracting Party from its obligations under this Series 1989D Agreement:

          (i) the transferee or the surviving or resulting entity has a net worth, determined in accordance with generally accepted accounting principles consistently applied, equal to or greater than the net worth of the Contracting Party immediately prior to such consolidation, merger, sale, transfer or disposition;

          (ii) the transferee or the surviving or resulting entity, if other than the Contracting Party, by proper written instrument satisfactory to the Issuer and the Trustee, irrevocably and unconditionally assumes the obligation to perform and observe the agreements and obligations of the Contracting Party under this Series 1989D Agreement;

          (iii) the Contracting Party shall have delivered an Opinion of Bond Counsel to the Issuer and the Trustee that the proposed sale, transfer or disposition hereunder will not adversely affect the exclusion from gross income for federal income tax purposes of interest on the Series 1989D Bonds; and

          (iv) the Guarantor reaffirms its obligations imposed by the Guaranty.

     Section 5.4. BOOKS AND RECORDS; FINANCIAL STATEMENTS. Commencing with the fiscal year of the Contracting Party which ends next following the deliver of this Series 1989D Agreement and at the end of each fiscal year of the Contracting Party thereafter, the Contracting Party shall have an annual audit made by its regular independent certified public accountants and keep true and proper books of records and accounts in which full and correct entries are made of all its business transactions and shall reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with generally accepted accounting principles. The Contracting Party shall deliver to the Trustee and the Issuer copies of the following:

          (a) within 120 days after the end of each fiscal year of the Contracting Party, a balance street of the Contracting Party as at the end of such year and statements of income and retained earnings of the Contracting Party for such year, setting forth in comparative form the respective corresponding figures as at the end of or for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon of the regular independent public accountants selected by the Contracting Party, stating that those balance sheets and financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and that the audit by such accountants in connection with those balance sheets and financial statements has been made in accordance with generally accepted auditing standards;

          (b) promptly upon receipt thereof, copies of all reports submitted to the Contracting Party by independent public accountants in connection with any annual, interim or special audit of the records of the Contracting Party; and

               (c) as soon as available, copies of all financial statements, reports, notices and proxy statements sent by the Contracting Party to its partners and of all regular and periodic reports.

     Section 5.5. INDEMNIFICATION. (a) The Contracting Party releases the Issuer from, agrees that the Issuer shall not be liable for, and indemnifies the Issuer against, all liabilities, claims, costs and expenses imposed upon, incurred or asserted against the Issuer on account of: (i) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the construction, maintenance, operation and use of the Series 1989D Project; (ii) any breach or default on the part of the Contracting Party in the performance of any covenant or agreement of the Contracting Party under this Series 1989D Agreement, the Series 1989D Mortgage, the Series 1989D Note or any related document, or arising from any act or failure to act by the Contracting Party, or any of its agents, contractors, servants, employees or licensees; (iii) the authorization, issuance, sale, trading, redemption or servicing of the Bonds, and the provision of any information or certification furnished in connection therewith concerning the Bonds, the Series 1989D Project or the Contracting Party including, without limitation, any information furnished by the Contracting Party for, and included in, or used as a basis for preparation of, any certifications, information statements or reports furnished by the Issuer and any other information or certification obtained from the Contracting Party to assure the exclusion from gross income for federal income tax purposes of interest on the Bonds; (iv) the Contracting Party's failure to comply with any requirement of this Series 1989D Agreement including the covenant in Section 5.6 hereof; (v) any failure of compliance with the provisions of Sections 4582.12 4115.05 and any other applicable provision of Chapter 4115, Ohio Revised Code; and (vi) any claim, action or proceeding brought with respect to the matters set forth in (i), (ii), (iii),
(iv) and (v) above.

     (b) The Contracting Party shall indemnify and hold the Issuer and the Trustee harmless from and against all liabilities, and all reasonable costs and expenses, including attorneys' fees, arising out of any federal, state or local environmental laws, regulations or ordinances, incurred by the Issuer or the Trustee as a result of the existence on, or release from, the Series 1989D Project of hazardous substances which in any way result from any act of omission or commission of the Contracting Party or any of its agents, employees, independent contractors, invitees, licensees, successors, assignees or subtenants.

     The Contracting Party further covenants and agrees with the Issuer and the Trustee that neither the Contracting Party nor any of its agents, employees, independent contractors, invitees, licensees, successors, assignees or subtenants will store, release or dispose of, or permit the storage, release or disposal of any hazardous substances on the Series 1989D Project at any time from and after the effective date of this Series 1989D Agreement other than in accordance with applicable federal, state and local law and regulation. In the event that the Contracting Party receives a notification or clean up requirement under 42 U.S.C. 9601 et seq. or comparable state or local statute, ordinance or regulation, the Contracting Party shall promptly notify the Issuer and the Trustee of such receipt. On receipt of any such notification or clean up requirement of the Contracting Party shall either proceed with appropriate diligence to comply with such notification or clean up requirement or shall commence and continue negotiation concerning or contest the liability of the Contracting Party with respect to such notification or clean up requirement. The Contracting Party shall indemnify and hold the Issuer and the Trustee harmless from and against any and all liabilities and all reasonable costs and expenses, including reasonable attorneys' fees, arising out of any federal, state or local environmental laws, regulations or ordinances, incurred by the Issuer or the Trustee as a result of any breach of this covenant.

     (c) The Contracting Party agrees to indemnify the Trustee for and to hold it harmless against all liabilities, claims, costs and expenses incurred without negligence or bad faith on the part of the Trustee, on account of any action taken or omitted to be taken by the Trustee in accordance with the terms of this Series 1989D Agreement, the Bonds, the Series 1989D Mortgage, the Notes or the Indenture or any action taken at the request of or with the consent of the Contracting Party, including the costs and expenses of the Trustee in defending itself against any such claim, action or proceeding brought in connection with the exercise or performance of any of its powers or duties under this Series 1989D Agreement, the Bonds, the Indenture, the Series 1989D Mortgage, the Guaranty or the Notes.

     (d) In case any claim or demand is at any time made, or action or proceeding is brought, against the Issuer or the Trustee in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Contracting Party, and the Contracting Party upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided, that failure of a party to give that notice shall not relieve the Contracting Party from any of its obligations under this Section unless that failure prejudices the defense of the action or proceeding by the Contracting Party. At its own expense, an indemnified party may employ separate counsel and participate in the defense. The party seeking indemnity agrees to fully cooperate with the Contracting Party and lend the Contracting Party such assistance as the Contracting Party shall reasonably request in defense of any claim, demand, action or proceeding. The Contracting Party shall not be liable for any settlement made without its consent.

     (e) Nothing in this Series 1989D Agreement is meant to release, extinguish or otherwise alter or interfere with any rights which the Issuer and the Trustee may now or hereafter have against the Contracting Party for any environmental liabilities as a result of the Contracting Party's former, present or future ownership or occupancy of any real property in the vicinity of the Series 1989D Project Site.

     (f) The indemnification set forth above is intended to and shall include the indemnification of all affected officials, directors, officers and employees of the issuer and the Trustee, respectively. That indemnification is intended to and shall be enforceable by the Issuer and the Trustee, respectively, to the full extent permitted by law.

     Section 5.6. CONTRACTING PARTY NOT TO ADVERSELY AFFECT EXCLUSION FROM
GROSS INCOME OF INTEREST ON SERIES 1989D BONDS. The Contracting Party hereby represents that it has taken and caused to be taken, and covenants that it will take and cause to be taken, all actions that may be required of it, alone or in conjunction with the Issuer, for the interest on the Series 1989D Bonds to be and remain excluded from gross income for federal income tax purposes, and represents that it has not taken or permitted to be taken on its behalf, and covenants that it will not take or permit to be taken on its behalf, any actions that would adversely affect such exclusion under the provisions of the Code.

     Section 5.7. LITIGATION NOTICE. The Contracting Party shall give the Trustee, the Issuer and the Original Purchaser prompt notice of any action, suit or proceeding by it or against it at law or in equity, or before any governmental instrumentality or agency, or of any of the same which may be threatened, which, if adversely determined, would materially impair the right or ability of the Contracting Party to carry on the business which is contemplated in connection with the Series 1989D Project, or would materially and adversely affect its business, operations, properties, assets or condition.

     Section 5.8. OFFICERS. The Contracting Party shall, insofar as possible, barring death, disability or other circumstances beyond its control, maintain during the term of this Series 1989D Agreement substantially the same management as that controlling and directing the business of the Contracting Party at the time of execution of this Series 1989D Agreement.

     Section 5.9. REMOVAL OF SERIES 1989D PROJECT FACILITIES. Subject to complying with the Series 1989D Mortgage, the Contracting Party may remove any portion of the Series 1989D Project Facilities from the Series 1989D Project Site to any other site in Lucas County, Ohio. With the prior written consent of the Issuer, the Contracting Party may remove any portion of the Series 1989D Project Facilities from the Series 1989D Project Site to any other location. In the case of any moving of the Series 1989D Project Facilities, the site of the new location shall become subject to a lien acceptable to the Issuer and be included as part of the Series 1989D Project Site hereunder, and the Contracting Party shall deliver such instruments as may be necessary to accomplish the attachment of the lien to the new site.

                              (End of Article V)

                                  ARTICLE VI

                     PREPAYMENT OF FINANCING PAYMENTS

     Section 6.1. OPTIONAL PREPAYMENT. Provided no Event of Default shall have occurred and be subsisting, at any time and from time to time, the Contracting Party may deliver moneys to the Trustee in addition to Financing Payments or Additional Payments required to be made as prepayment of Financing Payments and direct the Trustee as to the particular Financing Payments which are prepaid. Such moneys shall be deposited in the Prepayment Account created in the Basic Indenture and used as provided in the Basic Indenture with respect to moneys in that account. If the moneys so delivered are sufficient to purchase all of the Series 1989D Bonds or to call all of the Series 1989D Bonds for optional redemption in accordance with the applicable provisions of the Bond Legislation and the Series 1989D Supplemental Indenture providing for optional redemption at the redemption price stated in the Series 1989D Supplemental Indenture or to defease the Series 1989D Bonds pursuant to Article IX of the Basic Indenture then this Series 1989D Agreement shall be terminated. The determination to be made under the preceding sentence shall be made as if all Series 1989D Bonds not retired from Financing Payments or Net Proceeds applied pursuant to the Series 1989D Mortgage were then outstanding whether or not such Series 1989D Bonds are outstanding under the Basic Indenture. Delivery of moneys shall not operate to abate or postpone Financing Payments or Additional Payments otherwise becoming due or to alter or suspend any other obligations of the Contracting Party under this Series 1989D Agreement.

     Section 6.2. PREPAYMENT OF FINANCING AND ADDITIONAL PAYMENTS. The Contracting Party may at any time prepay all or any part of the Financing Payments and Additional Payments and the Issuer agrees that it and the Trustee shall accept such prepayments when tendered by the Contracting Party. Such prepayments shall be credited against the Financing Payments and Additional Payments in the order specified by the Authorized Contracting Party Representative and approved by an officer of the Issuer. Such prepayments shall not in any way alter or suspend the obligations of the Contracting Party under this Series 1989D Agreement.

     Section 6.3. FINANCING PAYMENT ABATEMENT. If at any time all of the portions of the Financing Payments set forth in Exhibit E under the heading of Required Amount shall have been paid or sufficient prepayments thereof have been made that if applied to redemption of the Bonds in accordance with the Indenture none of the Bonds would be outstanding and provision satisfactory to the Issuer shall have been made for paying all Administrative Amounts and Additional Payments due or to become due to the Issuer through the date on which the last of the Bonds is to be retired or redeemed, and if the Contracting Party is not at the time in default hereunder, the Contracting Party shall be entitled to terminate this Series 1989D Agreement. The determinations to be made under the preceding sentence shall be made as if all Series 1989D Bonds not retired from Financing Payments or Net Proceeds applied pursuant to the Series 1989D Mortgage were then outstanding whether or not such Series 1989D Bonds are outstanding under the Basic Indenture. Except as specifically provided in this Series 1989D Agreement to the contrary, no other action pursuant to any provision of this Series 1989D Agreement shall abate in any way payment of Financing Payments.

     Section 6.4. REDEMPTION OF BONDS. The Issuer has the exclusive right to effect redemption of all or part of the then outstanding Bonds on any available redemption date on which such redemption may be made under the applicable provisions and to determine to redeem from prepayments of Required Amounts hereunder bonds secured by the Indenture which are not Bonds.

     Section 6.5. EXTRAORDINARY OPTIONAL PREPAYMENT. The Contracting Party shall have, subject, to the conditions hereinafter imposed, the option to terminate this Series 1989D Agreement upon the payment of an amount (determined as provided in Section 6.1 hereof) which would permit the redemption of the entire amount of unpaid principal balance of the Bonds secured by the Basic Indenture in accordance with the applicable provisions of the Indenture upon the occurrence of any of the following events:

          (a) The Series 1989D Project shall have been damaged or destroyed to such an extent that (1) it cannot reasonably be expected to be restored, within a period of six months from the commencement of restoration, to the condition thereof immediately preceding such damage or destruction or (2) its normal use and operation is reasonably expected to be prevented for a period of six consecutive months or (3) the reasonably expected cost of repair or restoration would exceed 80 percent of the appraised fair market value of the Series 1989D Project immediately prior to such damage or destruction.

          (b) Title to, or the temporary use of, all or a significant part of the Series 1989D Project shall have been taken under the exercise of the power of eminent domain (1) to such extent that the Series 1989D Project cannot reasonably be expected to be restored within a period of six months from the commencement of restoration to a condition of usefulness comparable to that existing prior to the taking or (2) to such an extent that as a result of the taking, normal use and operation of the Series 1989D Project is reasonably expected to be prevented for a period of six consecutive months.

          (c) As a result of any changes in the Constitution of the State, the Constitution of the United States of America, or state or federal Laws or as a result of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after the contest thereof by the Issuer or the Contracting Party in good faith, this Series 1989D Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed in this Series 1989D Agreement, or if unreasonable burdens or excessive liabilities shall have been imposed with respect to the Series 1989D Project or the operation thereof, including, without limitation, federal, state or other ad valorem, property, income or other taxes not being imposed on the date of this Series 1989D Agreement other than ad valorem taxes presently levied upon privately owned property used for the same general purpose as the Series 1989D Project.

To exercise that option, the Contracting Party shall, within ninety days following the event authorizing the exercise of that option, give notice to the Issuer and to the Trustee specifying the date on which the Contracting Party will deliver the funds equal to that required for that redemption, which date shall be not more than ninety days from the date that notice is mailed.

     The amount payable by the Contracting Party in the event of its exercise of the option granted in this Section shall be the sum of the following:

          (i) An amount of money which, when added to the moneys and investments held to the credit of the Subaccounts created in the Bond Fund and the Series 1989D PRF Account for the Series 1989D Bonds, would be sufficient pursuant to the provisions of the Indenture to pay, at par, and discharge all then outstanding Series 1989D Bonds on the earliest applicable redemption date, that amount to be paid to the Trustee, plus

          (ii) An amount of money equal to the Administrative Amounts and the Additional Payments relating to the Series 1989D Bonds accrued and to accrue until such earliest applicable redemption date, that amount or applicable portions thereof to be paid to the Issuer, the Trustee or to the Persons to whom those Additional Payments are or will be due.

     The Contracting Party shall also have the option, in the event that title to or the temporary use of a portion of the Series 1989D Project shall be taken under the exercise of the power of eminent domain even if the taking is not of such nature as to permit the exercise of the prepayment option specified in subparagraph (b) above, to direct the prepayment of that part of the Financing Payments as may be payable from the proceeds (after the payment of costs and expenses incurred in the collection thereof) received in the eminent domain proceeding, provided, that, the Contracting Party shall furnish to the Issuer a certificate of an Engineer (as defined in the Series 1989D Mortgage) stating that (1) the property comprising the part of the Series 1989D Project taken is not essential to continued operations of the Series 1989D Project in the manner existing prior to that taking, (2) the Series 1989D Project has been restored to a condition substantially equivalent to that existing prior to the taking or (3) other improvements have been acquired or made which are suitable for the continued operation of the Series 1989D Project. Such prepayments shall be credited against the Financing Payments in the order specified by the Authorized Contracting Party Representative and approved by an officer of the Issuer. Such prepayments shall not in any way alter or suspend the obligations of the Contracting Party under this Series 1989D Agreement.

     Section 6.6. MANDATORY REDEMPTION. The Contracting Party shall deliver to the Trustee the moneys needed to redeem the Series 1989D Bonds in accordance with any mandatory redemption provisions relating thereto as may be set forth in Section 5(e) of the Series 1989D Supplemental Indenture.

                               (End of Article VI)

                                  ARTICLE VII

                        EVENTS OF DEFAULT AND REMEDIES

     Section 7.1. EVENTS OF DEFAULT. Each of the following shall be an Event of Default:

          (a) The Contracting Party shall fail to pay in full any Financing Payment on or prior to the date on which that Financing Payment is due and payable and, in the case of any Financing Payment required to be paid by the first paragraph of Section 4.1 of this Series 1989D Agreement, such Financing Payment remains unpaid for 30 calendar days for any Financing Payment required to be made in a month other than May and November and for five calendar days for any Financing Payment required to be made in the month of May and November;

          (b) The Contracting Party shall fail to observe and perform any other agreement, term or condition contained in this Series 1989D Agreement (other than with respect to Sections 5.9 and 6.6 hereof), and the continuation of such failure for a period of thirty days after notice thereof shall have been given to the Contracting Party by the Issuer or the Trustee, or for such longer period as the Issuer and the Trustee may agree to in writing; provided, that if the failure is other than the payment of money and is of such nature that it can be corrected but not within the applicable period, that failure shall not constitute an Event of Default so long as the Contracting Party institutes curative action within the applicable period and diligently pursues that action to completion;

          (c) The Contracting Party shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) have an order for relief entered in any case commenced by or against it under the federal bankruptcy laws, as now or hereafter in effect;
     (iii) commence a proceeding under any other federal or state bankruptcy, insolvency, reorganization or similar law, or have such a proceeding commenced against it and either have an order of insolvency or reorganization entered against it or have the proceeding remain undismissed and unstayed for ninety days; (iv) make an assignment for the benefit of creditors; or (v) have a receiver or trustee appointed for it or for the whole or any substantial part of its property;

          (d) The Contracting Party shall fail to make any payment due on any indebtedness, or any condition in respect of any indebtedness or other security of the

     Contracting Party, or under any agreement securing or relating to that indebtedness or other security shall exist, the effect of which is to cause (or permit any holder of such indebtedness or other security or a trustee to cause) such indebtedness or other security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payments, provided that the foregoing shall constitute an Event of Default under this Series 1989D Agreement only if the accelerated indebtedness exceeds in the aggregate an amount which is equal to the greater of $25,000 or one percent of net sales of the Contracting Party in its most recent fiscal year for which audited financial statements are then available determined in accordance with generally accepted accounting principles and that the foregoing shall not apply to any default of indebtedness between the Contracting Party and any parent or any extension of such indebtedness;

          (e) Any representation or warranty made by the Contracting Party herein or any statement in any report, certificate, financial statement or other instrument furnished in connection with this Series 1989D Agreement or with the purchase of the Series 1989D Bonds shall at any time prove to have been false or misleading in any material respect when made or given;

          (f)  There shall occur an "Event of Default" as defined in
     Section 6.2(a), (c) or (d) of the Series 1989D Mortgage or in
     Section 2.8 of the Guaranty; and

          (g) The Contracting Party shall remove any portion of the Series 1989D Project Facilities from the Series 1989D Project Site to a location other than a site in Lucas County, Ohio, without having obtained the prior written consent of the Issuer as provided in Section 5.9 hereof.

     Notwithstanding the foregoing, if, by reason of Force Majeure, the Contracting Party is unable to perform or observe any agreement, term or condition hereof which would give rise to an Event of Default under subsection (b) hereof, the Contracting Party shall not be deemed in default during the continuance of such inability. However, the Contracting Party shall promptly give notice to the Trustee and the Issuer of the existence of an event of Force Majeure and shall use its best efforts to remove the effects thereof; provided that the settlement of strikes or other industrial disturbances shall be entirely within its discretion.

     The term Force Majeure shall mean, without limitation, the following:

          (i) acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United

     States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornados; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of utilities; shortages of labor, materials, supplies or transportation; or

          (ii) any cause, circumstance or event not reasonably within the control of the Contracting Party.

     The declaration of an Event of Default under subsection (c) above, and the exercise of remedies upon any such declaration, shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.

     Section 7.2. REMEDIES ON DEFAULT. Whenever an Event of Default shall have happened and be subsisting, any one or more of the following remedial steps may be taken:

          (a) The Trustee may and, at the request of the Issuer in the case of an Event of Default described in Section 7.1(g) hereof, shall declare all Financing Payments to be immediately due and payable, whereupon the same shall become immediately due and payable;

          (b) The Trustee may refuse to honor requests and orders from the Contracting Party for the disbursement of funds from the Series 1989D PF Account pursuant to Section 3.4 hereof;

          (c) The Trustee may exercise any or all or any combination of the remedies specified in the Series 1989D Mortgage and in the Series 1989D Supplemental Indenture;

          (d) The Issuer or the Trustee may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the Contracting Party pertaining to the Series 1989D Project; or

          (e) The Issuer or the Trustee may pursue all remedies now or hereafter existing at law or in equity to collect all amounts then due and thereafter to become due under this Series 1989D Agreement, the Series 1989D Mortgage or the Notes or to enforce the performance and observance of any other obligation or agreement of the Contracting Party under those instruments.

Notwithstanding the foregoing, the Issuer shall not be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond has been furnished to the Issuer at no cost or expense to the Issuer. Any amounts collected as Financing Payments or applicable to Financing Payments and any other amounts collected pursuant to action taken under this Section shall be deposited and applied in accordance with the provisions of the Indenture.

     Section 7.3. NO REMEDY EXCLUSIVE. No remedy conferred upon or reserved to the Issuer or the Trustee by this Series 1989D Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Series 1989D Agreement, the Series 1989D Mortgage or the Series 1989D Note, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.

     Section 7.4. AGREEMENT TO PAY ATTORNEYS' FEES AND EXPENSES. If an Event of Default should occur and the Issuer or the Trustee should incur expenses, including attorneys' fees, in connection with the enforcement of this Series 1989D Agreement, the Series 1989D Mortgage or the Notes or the collection of sums due thereunder, the Contracting Party shall reimburse the Issuer and the Trustee, as applicable, for the reasonable expenses so incurred upon demand. If any such expenses are not so reimbursed, the amount thereof, together with interest thereon from the date of demand for payment at the Interest Rate for Advances, to the extent permitted by law, shall constitute indebtedness secured by the Series 1989D Mortgage, and in any action brought to collect that indebtedness or to enforce the Series 1989D Mortgage, the Trustee or the Issuer, as applicable, shall be entitled to seek the recovery of those expenses in such action except as limited by law or by judicial order or decision entered in such proceedings.

     Section 7.5. NO WAIVER. No failure by the Issuer or the Trustee to insist upon the strict performance by the Contracting Party of any provision hereof shall constitute a waiver of their right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Contracting Party to observe or comply with any provision hereof.

     Section 7.6. NOTICES OF DEFAULT. The Contracting Party shall notify the Trustee immediately if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default. The Trustee shall give written notice by registered or certified mail to the Original Purchaser and the Issuer of an Event of Default within five days after the Trustee has knowledge of an Event of Default.

                             (End of Article VII)

                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.1. TERM OF AGREEMENT. This Series 1989D Agreement shall be and remain in full force and effect from the date of delivery of the Series 1989D Bonds to the Original Purchaser until such time as all sums payable by the Contracting Party under this Series 1989D Agreement, the Series 1989D Mortgage and the Notes shall have been paid, except for obligations of the Contracting Party under Sections 3.8, 4.2 and 5.5 hereof, which shall survive any termination of this Series 1989D Agreement.

     Section 8.2. NOTICES. All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, and addressed to the appropriate Notice Address. A duplicate copy of each notice, certificate, request or other communication given hereunder to the Issuer, the Contracting Party, or the Trustee shall also be given to the others and to the Guarantor. The Contracting Party, the Issuer, the Guarantor and the Trustee by notice given hereunder, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent. If, because of the suspension of delivery of certified or registered mail or for any other reason, notice, certificates or requests or other communications are unable to be given by the required class of mail, any notice required to be mailed by the provisions of this Series 1989D Agreement shall be given in such other manner as in the judgment of the Trustee shall most effectively approximate mailing thereof, and the giving of that notice in that manner for all purposes of this Series 1989D Agreement shall be deemed to be in compliance with the requirement for the mailing thereof. Except as otherwise provided herein, the mailing of any notice shall be deemed complete upon deposit of that notice in the mail and the giving of any notice by any other means of delivery shall be deemed complete upon receipt of the notice by the delivery service.

     Section 8.3. EXTENT OF COVENANTS OF THE ISSUER; NO PERSONAL LIABILITY. All covenants, obligations and agreements of the Issuer contained in this Series 1989D Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future member, officer, agent or employee of the Issuer or the Legislative Authority in other than his official capacity, and neither the members of the Legislative Authority nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liabiLity or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Issuer contained in this Series 1989D Agreement or in the Indenture.

     Section 8.4. BINDING EFFECT. This Series 1989D Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Issuer, the Contracting Party and their respective permitted successors and assigns provided that this Series 1989D Agreement may not be assigned by the Contracting Party (except in connection with a sale or transfer of assets pursuant to Section 5.3 hereof) and may not be assigned by the Issuer except to the Trustee pursuant to the Indenture or as otherwise may be necessary to enforce or secure payment of Financing Payments. This Series 1989D Agreement may be enforced only by the parties, their assignees and others who may, by law, stand in their respective places.

     Section 8.5. AMENDMENTS AND SUPPLEMENTS. Except as otherwise expressly provided in this Series 1989D Agreement or the Indenture, subsequent to the issuance of the Series 1989D Bonds and prior to all conditions provided for in the Indenture for release of the Indenture having been met, this Series 1989D Agreement may not be effectively amended, changed, modified, altered or terminated except in accordance with the provisions of Article XI of the Indenture, as applicable.

     Section 8.6. EXECUTION COUNTERPARTS. This Series 1989D Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

     Section 8.7. SEVERABILITY. If any provision of this Series 1989D Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

     Section 8.8. GOVERNING LAW. This Series 1989D Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

                             (End of Article VIII)

                  (Balance of page intentionally left blank.)

          IN WITNESS WHEREOF, the Issuer and the Contracting Party have caused this Series 1989D Agreement to be duly executed in their respective names, all as of the date hereinbefore written.

                                        TOLEDO-LUCAS COUNTY PORT AUTHORITY

                                        By:  /s/
                                           -------------------------------
                                                  President

                                        By:  /s/
                                           -------------------------------
                                               Assistant Secretary

                                      ENVIRONMENTAL PURIFICATION INDUSTRIES
                                        COMPANY


                                      By National Purification, Inc.,
                                         General Partner

                                           /s/
                                           -------------------------------
                                                  Vice President

                                                       and

                                      By Haden Purification, Inc.,
                                         General Partner

                                           /s/ Richard Johnston
                                           -------------------------------
                                           Richard Johnston, Secretary



                  The legal form and substance of the
                  within instrument is hereby approved.

                                             /s/
                                           -------------------------------
                                                    Staff Counsel

                          FISCAL OFFICER CERTIFICATE


          The undersigned, fiscal officer of the Issuer, hereby certifies that the moneys required to meet the obligations of the Issuer during the year 1990 under the Series 1989D Agreement have been lawfully appropriated by the Legislative Authority of the Issuer for such purposes and are in the treasury of the Issuer or in the process of collection to the credit of an appropriate fund, free from any previous encumbrances. This Certificate is given in compliance with Sections 5705.41 and 5705.44, Ohio Revised Code.

                                          /s/
                                        --------------------------------------
                                        Secretary of the Board of Directors of
                                        the Toledo-Lucas County Port Authority


Dated:   February 14, 1990
       --------------